                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         FISCAL YEAR ENDED MARCH 31,                            DECEMBER 31,
                       ----------------------------------------------------------------   -------------------------
                          1995         1996         1997         1998          1999          1998          1999
                       ----------   ----------   ----------   -----------   -----------   -----------   -----------
Pre-tax income.......  $  399,600   $  858,900   $  223,803   $(1,823,300)  $ 2,257,586   $ 2,132,700   $(5,566,600)
Plus: fixed
  charges............   2,039,400    4,780,400    8,083,600    12,156,486    12,903,130     9,887,900    11,841,800
                       ----------   ----------   ----------   -----------   -----------   -----------   -----------
Earnings.............  $2,439,000   $5,639,300   $8,307,403   $10,333,186   $15,160,716   $12,020,600   $ 6,275,200
                       ==========   ==========   ==========   ===========   ===========   ===========   ===========
Interest.............  $1,832,000   $4,429,200   $7,427,400   $11,027,386   $11,805,900   $ 9,006,000   $10,718,200
1/3 Rent.............     207,400      351,200      656,200     1,129,100     1,097,230       881,900     1,123,600
                       ----------   ----------   ----------   -----------   -----------   -----------   -----------
Fixed charges........  $2,039,400   $4,780,400   $8,083,600   $12,156,486   $12,903,130   $ 9,887,900   $11,841,800
                       ==========   ==========   ==========   ===========   ===========   ===========   ===========
Ratio................       1.20x        1.18x        1.03x         0.85x         1.17x         1.22x         0.53x
                       ==========   ==========   ==========   ===========   ===========   ===========   ===========

     The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income or loss from continuing operations before interest expense and income taxes plus fixed charges) by fixed charges. Fixed charges consists of interest expense (including amortization of deferred financing costs) and an estimate of the portion of rental expense that is representative of the interest factor (currently deemed to be one-third of all rental expense). As a result of losses incurred in 1998 and for the nine months ended December 31, 1999, fixed charges exceeded earnings available for fixed charges in those periods by $1,823,300 and $5,566,600, respectively.